Exhibit 10.54

PERSONAL & CONFIDENTIAL

WITHOUT PREJUDICE

Kathie Lindemann	September 26, 2014

Kathie,

This letter (“Agreement”) is to inform you that, as communicated to you on September 8, 2014, your employment with the Company is terminated, effective on September 8, 2014 due to the Company’s elimination of the Chief Operating Officer role.  I would like to thank you for your contribution to the company since your hire in 2012 and wish you the best in your future endeavours.

This letter, when signed by you, represents our agreement regarding your separation from DAVIDsTEA (USA) Inc. (the “Company”).

1.             Separation Date.  As you were informed today, your employment will end on September 8, 2014 (the “Separation Date”).  Your pay through the Separation Date, including pay for any accrued vacation time will be deposited into your bank account.

2.             Benefits.  Regardless of whether you sign this Agreement, your current group medical and dental coverage will continue through September 8, 2014.  When your medical and dental insurance coverage ends, you may choose to continue your coverage under the COBRA law at your own expense.  Appropriate COBRA forms and instructions will be provided to you separately.  All other employee benefits provided by the Company ended as of the Separation Date.

3.             Severance Benefits.  Your employment with the company was on an at-will basis, subject to your Employment Agreement dated April 9, 2012, and could be terminated by the Company at any time.  On a without prejudice basis, in return for your acceptance of the terms in this Agreement, and as per Article 4 of your Employment Agreement, the Company will pay you an amount equal to 6 months of regular rate of pay in regular payroll installments, less all appropriate withholdings and deductions.  You understand that you will receive these severance benefits only by signing this Agreement.  In addition, the Company is prepared to offer you a 6 month outplacement career transition support program from its preferred professional services supplier (following your request, the company is prepared to substitute this benefit with a single lump sum payment of $7500 - less applicable taxes).  With respect to your previous long term incentive grants, as per section 3.3 of your Employment Agreement, the 81,286 options of the 195,086 share option award that you received that remain unvested as of September 8, 2014 are forfeited, subject to vesting on the occurrence of a Trigger Event within 90 days after your Separation Date (i.e., December 7, 2014) under Section 2.03(a) of your Equity Participation Agreement dated February 22, 2013, and you shall retain the 113,800 share options that have become vested prior to your date of termination, September 8, 2014, conditional upon execution and delivery of all required documentation as per this letter, the Equity plan and Equity Participation Agreement texts and your Employment Agreement.  You have until September 8, 2015 within which to exercise your vested stock options, including a “cashless” exercise pursuant to Section 7.4 of the February 22, 2013 Amended and Restated Equity Incentive Plan.  You also agree that you are owed no other compensation or benefits of any kind from the Company.

4.             Release.  By signing this Agreement, you agree to fully and finally release, waive and settle any and all causes of action, suits, claims, demands, charges, and obligations of any kind relating to your employment at the Company or to the termination of your employment from the Company, including, but not limited to, any claim in contract, tort, or for wages or compensation owed to you as a result of your employment, any claim under Title VII of the Civil Rights Act of 1964, 42 U.S.C § 2000(e) et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., The Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., or any other federal, state, or local law, or under the common law, that you may or could have against DAVIDsTEA (USA) Inc., and any parent, subsidiary or affiliated entity, and its and their officers, directors, principals, employees, agents, attorneys, successors and assigns (the “Releasees”) up until the date that you sign this Agreement.  You understand that this release includes, without limitation, any claims you may have for unpaid wages, overtime or premium pay, vacation pay or any other compensation of any kind.  You further represent that you were afforded all leave to which you may have been entitled by law and that you are not aware of any work-related injury or illness.  You recognize that the Company denies that it has any liability or obligation to you for any legal claims, and that this Agreement has been reached between us as an amicable resolution of your employment at the Company.  Nothing in this Agreement shall release the Company from any claims that you may have under your Indemnity Agreement with the Company dated August 21, 2012.

5.             Confidentiality.  You agree that the terms and conditions of this Agreement and the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by you, your agents and representatives, and shall not be disclosed except to your household members and immediate family, or to the extent necessary to obtain legal, tax or financial advice, or to the extent required by federal or state law.

6.             No Harmful Conduct.  Each of the Company and you further agree that neither the Company nor you will make any remarks, or engage in any activity, publicly or to third parties which would disparage you or the Releasees, respectively, or your and their respective businesses, products, services or integrity, or make any communications which might result in adverse publicity for such persons.  For the purpose of this paragraph, disparagement by the “Company” is limited to any public statement by the Company and any such disparagement by its officers or directors.

You represent to the Company that you have returned all confidential materials and other Company property to the Company and that you do not have any such information or materials in your possession.

7.             Non-Compete.  You further agree that you shall not, for a period of six (6) months following the Separation Date (corresponding with the severance period), on your own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, be engaged in or have any financial interest in any business substantially conducted in the retail tea industry active in all or part of the territory comprising Canada and the U.S.A (including, but not limited to, Teavana) which is in competition with the retail tea business of the Company.

8.             Non-Solicitation.  You represent and warrant that you shall not, for a period of twelve (12) months following the Separation Date:

(a)           on your own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, for any purpose which is in competition in the retail tea industry, in whole or in part, with the Business, solicit any customer or procure or assist in the soliciting of any customer for retail tea business.

(b)           on your own behalf or in be half of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition in the retail tea industry, in all or in part, with the business, accept or procure or assist in the acceptance of any retail tea business from any customer or supply or procure or assist the supply of any retail tea goods or services to any customer, in all of part of Canada and the U.S.A.

(c)           on her your behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, interfere or attempt to interfere with the retail tea business or persuade or attempt to persuade any customer to discontinue or adversely alter such person’s relationship with the Company.

(d)           on your own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, offer employment to or solicit the employment or service of or otherwise entice away from the employment or service of the Company: (i) any individual who is employed by the Company or any Person whose consulting services are retained by the Comp any on the Termination Date; or (ii) any individual who was employed by the Company or any Person whose services were retained by the Company in the six (6) month period preceding the Termination Date,  whether or not such person would commit any breach of his or her contract of employment or services agreement by reason of leaving the service of the Company.

9.             Severability.  Should any provision of this Agreement, other than the release provision of Paragraph 4, be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

10.          Entire Agreement.  This Agreement contains the entire understanding and agreement between the Company and you with respect to your employment and its termination and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

11.          Consideration.  You agree that you have been given adequate and reasonable time to consider the terms of this Agreement, and to consult with persons of your choosing regarding it.

12.          Effect of Signature.  Your signature on this letter indicates that you understand and agree completely to the severance arrangement that is described above, and that you have accepted this arrangement in exchange for a complete release of claims against the Releasees and your other promises herein.

Please consider the terms of this Separation agreement carefully and seek any legal or financial advice that you deem necessary.  If you wish to accept the Severance Package, please confirm this by initializing each page and signing in the space provided below on this page and return it to me no later than the end of this month, September 30th, 2014.

On behalf of the Company, thank you for your service.  Once again, I wish you the best in your future endeavors.

DAVIDsTEA

/s/ Sylvan Toutant

Sylvain Toutant
President & CEO

I have carefully read this Agreement, understand its contents, and freely and voluntarily assent to all of the terms and conditions described herein:

/s/ Kathie Lindemann	9-29-14
Kathie Lindemann	Date